EX-10.52

EMPLOYMENT AND

NON-COMPETITION AGREEMENT

AGREEMENT, dated as of the 27th day of February, 2002, by and between Syratech Corporation, a Delaware corporation (the “Company”), and Robert Meers, a resident of Cohasset, Massachusetts (the “Executive”).

WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to be assured that the confidential information and good will of the Company will be preserved for the exclusive benefit of the Company;

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1.               Employment.  Subject to the provisions of Section 2 below and the last sentence of this Section 1, the Company hereby employs the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.  As soon as is practicable following the Start Date (as defined in Section 2 below), the Executive shall be elected to the Company’s Board of Directors. This Agreement shall become effective upon approval by the Company’s Board of Directors at a meeting thereof; the Company shall endeavor to have a meeting of the Board of Directors called as soon as practicable.

Section 2.               Term.  The term of employment under this Agreement shall begin on a date mutually agreed to by the Company and the Executive, which in any event shall not be later than April 16, 2002 (such date, the “Start Date”) and shall conclude, unless sooner terminated as provided in Section 6, on the three (3) year anniversary of such date (the “Term”).  This Agreement shall automatically be renewed for consecutive one year terms (“Renewal Terms”) unless either party shall give to the other written notice not less than thirty (30) days prior to the end of the Term or any Renewal Term that it or he does not wish to renew this Agreement.

Section 3.               Duties.  The Executive shall perform such duties as are normally associated with the position of President and Chief Executive Officer on behalf of the Company and its subsidiaries as may from time to time be authorized or directed by the Board.  Subject to the powers, authority and responsibilities vested in the Board and in duly constituted committees of the Board, the Executive shall have the authority and responsibility for the formulation and execution of the policies and strategies of the Company and the management and operations of the business of the Company.  The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term and any Renewal Term.

Section 4.               Compensation.

Section 4.01.          Salary.  In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) at the rate of $475,000 per calendar year.  The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and the Board may review the Base Salary annually in a manner consistent with the Company’s policies and may increase, but may not decrease, the Base Salary from time to time in its sole discretion.

Section 4.02.          Annual Bonus Opportunity.  The Executive shall, in the sole discretion of the Board, be eligible as of the end of each fiscal year of the Company to receive an annual incentive bonus payable in cash (“Annual Bonus”).  The Annual Bonus shall be calculated as set forth on Exhibit A attached hereto and shall be paid within 30 days following the Company’s receipt of audited financials statements for the preceding fiscal year.

Section 4.03           Special Bonus Opportunity.  If, for the twelve month period ending December 31, 2003, the Company achieves EBITDA of in excess of $31,000,000 (the “Target”), the Executive shall receive a one-time incentive bonus payment equal to $1,000,000.  If the Company achieves the Target, the Company will authorize the Executive to make one-time incentive bonus payments to the other members of the Company’s senior management, which additional bonus payments to the other members of the Company’s senior management shall in the aggregate be at least $1,000,000.  The exact aggregate amount of such bonus payments shall be in the sole discretion of the Board of Directors; the exact allocation of such bonus payments to the members of senior management shall be at the discretion of the Executive, after consultation with the Board of Directors.

Section 5.               Benefits.  In addition to the compensation detailed in Section 4 of this Agreement, the Executive shall be entitled to the following additional benefits:

Section 5.01.          Paid Vacation.  The Executive shall be entitled to four (4) weeks paid vacation per fiscal year, such vacation to extend for such periods and shall be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties hereunder.

Section 5.02.          Insurance Coverage.  During the Term, the Company shall provide the Executive with group health, group life and long term disability insurance protection to the same extent that it makes such protection available to its other senior executives, which protection shall be equivalent to the protection as in effect immediately prior to the date hereof.

Section 5.03.          Reimbursement of Expenses.  The Company shall reimburse the Executive for all reasonable expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of his duties hereunder.  The Executive shall comply with such reasonable limitations and reporting requirements with respect to such expenses as the Board may establish from time to time.

Section 5.04.          Automobile Allowance.  The Company shall provide the Executive a reasonable allowance, to be determined by the Board, for the cost of owning, operating and maintaining an automobile.

Section 5.05.          Stock Options.  As soon as is practicable, the Company shall adopt a 2002 Stock Incentive Plan and shall grant to the Executive options to purchase 500,000 shares of the Company’s Common Stock, $.01 par value per share, thereunder.  Such options shall have an exercise price of $1.00 per share, shall vest equally over a three year period (in quarterly increments) and shall be fully vested upon either the death of the Executive or upon a change of control of the Company.

Section 5.06.          Other Benefits.  During the Term and any Renewal Term, the Executive shall be entitled to participate in (i) the Company’s medical and dental plans and (ii) any other employee benefit plans made generally available to other employees of the Company (such benefits set forth in items (i) and (ii) being referred to as the “Employee Benefits”).  The Executive also shall be entitled to take time off for illness in accordance with the Company’s policy for executives and to receive all other fringe benefits as are from time to time made generally available to executives of the Company.

Section 5.07.          Retirement Benefit.  The Company agrees that, at some future time (which may or may not be during the Term), it will consider implementing a retirement benefit program for the Executive.

Section 6.               Termination.  This Agreement shall be terminated at the end of the Term or earlier as follows:

Section 6.01.          Death.  This Agreement shall terminate upon the death of the Executive, except that the compensation provided in Section 4 shall continue through the end of the month in which the Executive’s death occurs.

Section 6.02.          Permanent Disability.  In the event of any physical or mental disability of the Executive rendering the Executive unable to perform his duties hereunder for a period of at least one hundred twenty (120) consecutive days and the further determination that the disability is permanent with regard to the Executive’s ability to return to work in his full capacity, this Agreement shall terminate automatically.  Any determination of disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive.  The failure of the Executive to submit to a reasonable examination by such physician or physicians shall act as an estoppel to any objection by the Executive to the determination of disability by the Board.

Section 6.03.          By the Company For Cause.  The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time effective upon written notice to the Executive.  For purposes hereof, the term “Cause” shall mean that the Board has determined that any one or more of the following has occurred:

(a)           The Executive shall have been convicted of, or shall have pleaded guilty or nolo contendere to, any felony;

(b)           The Executive shall have willfully failed or refused to carry out the reasonable and lawful instructions of the Board of Directors (other than as a result of illness or disability) and such failure or refusal shall have continued for a period of ten (10) days following written notice from the Board of Directors, it being understood that the Company’s failure to achieve its business plan or projections shall not be itself considered a failure or refusal to perform duties;

(c)           the Executive shall have breached any material provision of Section 8 or 9 hereof; or

(d)           the Executive shall have committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty or other act of dishonesty against the Company.

Section 6.04.          By the Company without Cause.  The Company may terminate the Executive’s employment at any time without Cause effective upon written notice to the Executive.

Section 6.05.          By the Executive Voluntarily. The Executive may terminate this Agreement at any time effective upon at least thirty (30) days’ prior written notice to the Company.

Section 6.06.          By the Executive for Good Reason.  The Executive may terminate this Agreement effective upon written notice to the Company for Good Reason.  Any such termination shall be treated as a termination by the Company without Cause.  For this purpose, the term “Good Reason” shall mean: (i) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as contemplated by Section 1 of this Agreement or any duties which are illegal or unethical; (ii) any material reduction in any of the benefits described in Sections 4 or 5 of this Agreement; (iii) the relocation by the Company of the Executive’s primary place of employment with the Company to a location not within a 50 mile radius of Boston, Massachusetts; or (iv) other material breach of this Agreement by the Company.

Section 7.               Termination Payments and Benefits.

Section 7.01.          Voluntary Termination, Termination For Cause.  Upon any termination of this Agreement either (1) voluntarily by the Executive or (2) by the Company for Cause, all payments, salary and other benefits hereunder shall cease at the effective date of termination.

Section 7.02.          Termination without Cause or for Good Reason.  In the event that this Agreement is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to receive (a) the benefits set forth in Section 5 hereof and (b) an amount equal to the Executive’s salary as is in effect at the effective date of termination, pursuant to the Company’s normal payroll practices, for the greater of (i) the remainder of the Term or the Renewal Term and (ii) twelve (12) months from the effective date of termination.

Section 7.03.          Termination due to Permanent Disability.  In the event that this Agreement is terminated due to the Permanent Disability of the Executive, the Executive shall receive an amount equal to the Executive’s salary as is in effect at the effective date of termination for a period of twelve (12) months from the effective date of termination, pursuant to the Company’s normal payroll practices; provided, however, that the such payments by the Company shall be reduced by the amount of any disability insurance payments made to the Executive pursuant to insurance provided under Section 5.02 above.

Section 7.04.          No Other Benefits.  Except as specifically provided in this Section 7, the Executive shall not be entitled to any compensation, severance or other benefits from the Company or any of its subsidiaries or affiliates upon the termination of this Agreement for any reason whatsoever.

Section 8.               Proprietary Information; Inventions in the Field.

Section 8.01.          Proprietary Information.  In the course of his service to the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates.  Such information shall hereinafter be called “Proprietary Information” and shall include any and all items enumerated in the preceding sentence and coming within the scope of the business of the Company or any of its subsidiaries or affiliates as to which the Executive may have access, whether conceived or developed by others or by the Executive alone or with others during the period of his service to the Company, whether or not conceived or developed during regular working hours.  Proprietary Information shall not include any records, data or information which are in the public domain during or after the period of service by the Executive provided the same are not in the public domain as a consequence of disclosure directly or indirectly by the Executive in violation of this Agreement.

Section 8.02.          Fiduciary Obligations.  The Executive agrees that Proprietary Information is of critical importance to the Company and a violation of this Section 8.02 and Section 8.03 would seriously and irreparably impair and damage the Company’s business.  The Executive agrees that he shall keep all Proprietary Information in a fiduciary capacity for the sole benefit of the Company.

Section 8.03.          Non-Use and Non-Disclosure.  The Executive shall not during the Term, any Renewal Term or at any time thereafter (a) disclose, directly or indirectly, any Proprietary Information to any person other than the Company or employees thereof at the time of such disclosure who, in the reasonable judgment of the Executive, need to know such Proprietary Information or such other persons to whom the Executive has been specifically instructed to make disclosure by the Board and in all such cases only to the extent required in the course of the Executive’s service to the Company or (b) use any Proprietary Information, directly or indirectly, for his own benefit or for the benefit of any other person or entity.  At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control and shall destroy any and all copies and summaries thereof.

Section 8.04.          Assignment of Inventions.  The Executive agrees to assign and transfer to the Company or its designee, without any separate remuneration or compensation, his entire right, title and interest in and to all Inventions in the Field (as defined below), together with all United States and foreign rights with respect thereto, and at the Company’s expense to execute and deliver all appropriate patent and copyright applications for securing United States and foreign patents and copyrights on Inventions in the Field and to perform all lawful acts, including giving testimony, and to execute and deliver all such instruments that may be necessary or proper to vest all such Inventions in the Field and patents and copyrights with respect thereto in the Company, and to assist the Company in the prosecution or defense of any interference which may be declared involving any of said patent applications, patents, copyright applications or copyrights.  For the purposes of this Agreement, the words “Inventions in the Field” shall include any discovery, process, design, development, improvement, application, technique, or invention, whether patentable or copyrightable or not and whether reduced to practice or not, conceived or made by the Executive, individually or jointly with others (whether on or off the Company’s premises or during or after normal working hours) while in the employ of the Company, and which was or is directly or indirectly related to the Business of the Company or any of its subsidiaries, or which resulted or results from any work performed by any employee or agent thereof during the Term.

Section 9.               Restrictions on Activities of the Executive

Section 9.01.          Acknowledgments.  The Executive and Company agree that he is being employed hereunder in a key capacity with the Company and that the Company is engaged in a highly competitive business and that the success of the Company’s business in the marketplace depends upon its goodwill and reputation for quality and dependability.  The Executive and Company further agree that reasonable limits may be placed on his ability to compete against the

Company as provided herein to the extent that they protect and preserve the legitimate business interests and good will of the Company.

Section 9.02.          General Restrictions.

(a)           During the Term, any Renewal Term and for the Non-Competition Period (as defined below), the Executive will not (anywhere in the world where the Company or any of its subsidiaries then conducts business) engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business which is Competitive Business (as defined below); provided that the ownership of not more than 5% of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of this Section 9.02.  For purposes of this Agreement, a “Competitive Business” shall mean any line of business that is substantially the same as any line of any operating business engaged in or conducted by the Company or its subsidiaries.

(b)           For purposes of this Agreement, the “Non-Competition Period” shall mean the longer of (i) the Term and any Renewal Term and (ii) a period of twelve (12) consecutive months after the Executive’s employment terminates.

Section 9.03.          Employees, Customers and Suppliers.

(a)           During the Term, any Renewal Term and the Non-Solicitation Period (as defined below), the Executive will not solicit, or attempt to solicit, any officer, director, consultant or employee of the Company or any of its subsidiaries or affiliates to leave his or her engagement with the Company or such subsidiary or affiliate nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its affiliates or subsidiaries any of their customers or suppliers, or potential customers or suppliers, of whose names he was aware during the term of his employment with the Company; provided, however, that nothing in this Section 9.03 shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Non-Solicitation Period if such action relates solely to a business which is not Competitive with the Company; and provided, further, however, that nothing in this Section 9.03 shall be deemed to prohibit the Executive (i) from soliciting or hiring any employee of the Company or any of its subsidiaries or affiliates, if such employee is a member of the Executive’s immediate family; (ii) from placing advertisements in newspapers or other media of general circulation advertising employment opportunities; and (iii) from hiring persons who respond to such advertisements, provided that they were not otherwise solicited by the Executive in violation of this section.

(b)           For purposes of this Agreement, the “Non-Solicitation Period” shall mean the longer of (i) the Term and any Renewal Term and (ii) a period of twelve (12) consecutive months after the Executive’s employment terminates.

Section 9.04.          THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSES AT THE TIME OF COMMENCEMENT OF EMPLOYMENT HEREUNDER ARE SUFFICIENT TO PERMIT HIM, IN THE EVENT OF TERMINATION OF HIS EMPLOYMENT HEREUNDER, TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 8 OR 9 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON–COMPETITOR.

Section 10.             Remedies.  It is specifically understood and agreed that any breach of the provisions of Section 8 or 9 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law).

Section 11.             Severable Provisions.  The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.  In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 12.             Notices.  All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company:	Syratech Corporation
175 McClellan Highway
P.O. Box 9114
East Boston, MA 02128
Attention:
Facsimile:

with a copy to:	Thomas H. Lee Partners, L.P.
75 State Street, 26th Floor
Boston, MA 02109
Attention: David V. Harkins
Facsimile: (617) 227-3514

If to the Executive:	Robert Meers
475 Jerusalem Road
Cohasset, MA 02025
Facsimile No.: (781) 335-9997

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 12.

Section 13.             Miscellaneous.

Section 13.01.        Modification.  This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral.  This Agreement may not be amended or revised except by a writing signed by the parties.

Section 13.02.        Assignment and Transfer.  This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity.  The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.

Section 13.03.        Captions.  Captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

Section 13.04.        Governing Law.  This Agreement shall be construed under and enforced in accordance with the laws of The Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

SYRATECH CORPORATION

By:	/s/ David Harkins
Name: David Harkins
Title:Director

/s/ Robert Meers
Robert Meers

EXHIBIT A

Annual Bonus Opportunity

Percentage of Budgeted EBITDA Achieved	Bonus Available as Percentage of Base Salary
100%	100%
95%	87.5%
90%	75%
85%	62.5%
80%	50%
less than 80%	0%

Any level of Company performance which falls between two specific points set forth above under “Percentage of Budgeted EBITDA Achieved” shall entitle the Executive to receive a percentage of Base Salary determined on a straight line basis between such two points (where each 1% of Budgeted EBITDA achieved increases the Bonus Available by 2.5%.